Exhibit 5.1
[Letterhead of Davis Polk & Wardwell]
650-752-2000
January 3, 2007
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071
Ladies and Gentlemen:
     We have acted as special counsel to Reliance Steel & Aluminum Co., a California corporation (the “Company”), and the subsidiary guarantors (the “Subsidiary Guarantors”) which are signatories of the Indenture dated as of November 20, 2006 (the “Indenture”) among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, in connection with the Company’s offer (the “Exchange Offer”) to exchange $350,000,000 aggregate principal amount of its new 6.200% Senior Notes due 2016 and $250,000,000 aggregate principal amount of its new 6.850% Senior Notes due 2036 (collectively, the “New Notes”) for any and all of its currently outstanding 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (collectively, the “Old Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on the date hereof.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Upon the basis of the foregoing, we are of the opinion that the New Notes of each series, assuming due execution, authentication and delivery, when exchanged for the Old Notes of the applicable series in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company and the Subsidiary Guarantors enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of New Notes” in the Prospectus contained in such Registration Statement.
Very truly yours,

/s/ Davis Polk & Wardwell